Exhibit 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (this “Agreement”) is made and entered into as of April 30, 2026 (the “Effective Date”), by and between Cary Vance (the “Executive”) and AVITA Medical, Inc., a Delaware corporation (the “Company”).

WHEREAS, the Executive and the Company are parties to that certain Employment Agreement, effective October 16, 2025, pursuant to which Executive has served as the Company’s Interim Chief Executive Officer (the “Prior Agreement”);

WHEREAS, the Company desires to employ the Executive as its President and Chief Executive Officer (the “CEO”) and to enter into this Agreement embodying the terms of such employment and which shall amend, restate, and supersede the terms and conditions of the Prior Agreement in its entirety on the Effective Date, and the Executive desires to enter into this Agreement and to accept such employment, subject to the terms and provisions of this Agreement.

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are mutually acknowledged, the Company and the Executive hereby agree as follows:

1.
Definitions. Capitalized terms not otherwise defined in this Agreement shall have the meaning set forth on Appendix A, attached hereto.
2.
Term. The Executive’s employment with the Company pursuant to the terms of this Agreement shall be effective as of the Effective Date, and shall continue until the third anniversary of the Effective Date, unless the Executive’s employment is terminated earlier pursuant to Section 5 of this Agreement (the “Employment Term”). If the Executive’s employment is not terminated pursuant to Section 5 of this Agreement, or no notice of termination has been provided pursuant to Section 5 of this Agreement prior to the third anniversary of the Effective Date or each annual anniversary thereafter, this Agreement shall be deemed to be automatically extended upon the same terms and conditions for successive periods of one year.
3.
Position, Duties, and Responsibilities; Performance.
3.1.
Position, Duties, and Responsibilities. During the Employment Term, the Executive shall be employed and shall serve as the President and CEO of the Company (together with such other position or positions consistent with the Executive’s title as the Board of Directors (the “Board”) shall specify from time to time) and shall have such duties, authority, and responsibilities commensurate with such title. The Executive also agrees to serve as an officer and/or director of the Company or any of its direct or indirect subsidiaries (the “Company Group”), in each case without additional compensation. In addition, the Executive shall continue to serve on the Board as of the Effective Date and thereafter, as necessary, and subject to nomination by the Board and approval by the Company’s shareholders, during the Employment Term. For the avoidance of doubt, while serving as an employee of the Company, the Executive shall not be separately compensated for his service on the Board; provided, however, that his restricted stock unit awards and stock options with respect to the Company outstanding as of the Effective Date will continue to vest and remain outstanding based on his prior service as an independent director to the Company, in accordance with the terms of the underlying award agreements.
3.2.
Performance. The Executive shall devote substantially all of the Executive’s business time, attention, skill, and efforts to the performance of the Executive’s duties under this Agreement and, except as provided below, shall not engage in any other business or occupation, including any outside employment or consulting services, during the Employment Term, including, without limitation, any activity that (x) conflicts with the interests of the Company or any other member of the Company Group, (y) materially interferes with the performance of the Executive’s duties for the Company, or (z) interferes with the Executive’s exercise of his judgment in the Company’s best interests. Notwithstanding the foregoing, nothing herein shall preclude the Executive from (i) serving, with the prior written consent of the Board, as a member of the boards of directors or advisory boards (or their equivalents in the case of a non-corporate entity) of one for-profit public or private company, together with one charitable organization, which with regard to charitable organizations such consent will not be unreasonably withheld or delayed, (ii) engaging in charitable activities and community affairs, (iii) delivering lectures and fulfilling speaking engagements, and (iv) managing the Executive’s personal investments and affairs (collectively, the “Permitted Activities”); provided, however, that the activities set out in clauses (i) through (iv) shall be limited by the Executive in accordance with this Section 3.2 so as not to materially interfere, individually or in the aggregate, with the performance of the Executive’s duties and responsibilities hereunder and do not conflict with any applicable Company policy on conduct; and provided further, that, in the event that the Executive wishes to provide intermittent consulting services requiring a de minimis amount of his professional time and resources, he may submit that engagement to the Board for prior review and approval.
3.3.
Principal Place of Performance. The Executive recognizes and acknowledges that the Company’s principal place of business is in Valencia, California, with satellite locations in Irvine and Ventura, California. The Executive will be required to work primarily on-site at these Company offices or at any other location where the Executive is required to travel for business reasons, whether a Company location, a customer or investor meeting, an industry conference or other business reason, traveling as necessary from the Salt Lake City area. Any change to this arrangement is subject to prior review by the Human Capital and Compensation Committee of the Board (the “HCC Committee”), for recommendation of such change to be approved by the Board.
4.
Compensation.

During the Employment Term, the Executive shall be entitled to the following compensation:

4.1.
Base Salary. The Executive shall be paid an annualized base salary of $702,000 (the “Base Salary”) in periodic installments in accordance with the Company’s customary payroll practices, less required deductions for state and federal withholding tax, social security, and all other employment taxes and payroll deductions, subject to review, with adjustments, if any, as may be reviewed and recommended for Board approval by the HCC

Committee, on an annual basis. The term “Base Salary” shall refer to the Base Salary as may be in effect from time to time.
4.2.
Annual Bonus. During the Employment Term, the Executive shall be eligible to receive an annual bonus (the “Annual Bonus”). As of the Effective Date, the Executive’s annual target bonus opportunity shall be equal to 80% of the Executive’s Base Salary (the “Target Bonus”), with the actual payout based on the achievement of individual and Company performance goals, as established by the Board upon recommendation by the HCC Committee; provided, that, depending on the results, the Executive’s actual bonus may be lower or higher than the Target Bonus amount, as determined by the Board. The Annual Bonus shall otherwise be subject to the terms and conditions of the annual bonus plan adopted by the Board, if any, under which bonuses are generally payable to the executive leadership of the Company, as in effect from time to time. The Annual Bonus, if any, shall be paid at the same time as annual bonuses are paid to the other executive officers of the Company (but in any event no later than March 15th following the completion of the fiscal year to which the performance relates).
4.3.
Equity Incentive. Subject to the approval of the Company’s stockholders at the Company’s 2027 Annual Meeting of Stockholders (the “FY27 ASM”), the HCC Committee will review and recommend for Board approval at its Q2FY26 meeting (May 8, 2026), (a) an initial equity grant, comprised of 50% restricted stock units (“RSUs”) and 50% stock options, with an approximate aggregate grant date value of $2,529,000.00 (the “Initial Grant”); and (b) an additional grant, in consideration of his services as the Company’s interim CEO during Q1FY26, comprised of 100% RSUs, with an approximate grant date value of $825,000.00 (the “Recognition Grant”); each of the Initial Equity Grant and the Recognition Grant (i) is determined based on the fair market value of the Company’s common stock on, or close to, the Effective Date, and (ii) shall have a grant date of the first day of the Company’s Q2FY26 trading window. As both the Initial Grant and the Recognition Grant are subject to stockholder approval at the FY27 ASM, to recognize the Executive’s services between the Effective Date and the date of the FY27 ASM, each of the Initial Grant and the Recognition Grant shall vest in three (3) equal installments, with one-third (1/3) vesting on the date of the FY27 ASM (the “FY27 Vesting Date”) and the remaining two-thirds (2/3) vesting in equal installments on each of the first and second anniversaries of the FY27 Vesting Date, subject to the Executive’s continued service with the Company Group. For the avoidance of doubt, such grant agreements shall provide for “double-trigger” vesting of equity in the event of a Change in Control. In addition, the Executive shall be eligible for annual equity grants, with such grants subject to the terms of a grant agreement.
4.4.
Employee Benefits. During the Employment Term, the Executive shall be entitled to participate in health, insurance, retirement, and other benefits provided generally to similarly situated employees of the Company, subject to the eligibility requirements of such benefit plans and programs. The Executive shall be entitled to four (4) weeks of paid vacation per year. The Executive can accrue up to six (6) weeks of vacation time, at which point no additional vacation may accrue beyond the six (6) weeks until a portion thereof is used. Any accrued vacation will roll over into the following calendar year and will not be forfeited. The Executive agrees to schedule planned vacation to be taken at a time mutually convenient to the Executive and the Board. The Executive shall also be entitled to holidays and sick days, as well as any other benefits, in each case as are generally allowed to similarly situated employees of the Company in accordance with the Company policy as in effect from time to time. Nothing contained herein shall be construed to limit the Company’s ability to amend, suspend, or terminate any employee benefit plan, program or policy at any time without providing the Executive notice, and the right to do so is expressly reserved.
4.5.
Expenses.
(a)
Travel Expenses. Upon the Executive’s continued employment, he will be required to continue to travel to the Company’s Southern California offices , together with such other locations, as required to fulfill his job responsibilities, for the duration of the Employment Term. The Company will reimburse standard expenses incurred for such travel in accordance with the Company’s expense reimbursement policies.
(b)
Business Expenses. The Executive shall be entitled to reimbursement for all reasonable and necessary out-of-pocket business, entertainment, and travel expenses incurred by the Executive in connection with the performance of the Executive’s duties hereunder in accordance with the Company’s expense reimbursement policies and procedures, and the terms and conditions of this Agreement. For review by Executive’s independent counsel of this Agreement, the Company agrees to reimburse the Executive up to $3500.00, to be submitted by the Executive as a business expense in accordance with the Company’s expense reimbursement procedures.
5.
Termination of Employment.
5.1.
General. The Employment Term, and the Executive’s employment hereunder, shall terminate upon the earliest to occur of (i) expiration of the Employment Term pursuant to Section 2 hereof, (ii) the Executive’s death, (iii) a termination by reason of a Disability, (iv) a termination by the Company at any time with or without Cause, and (v) a resignation by the Executive at any time with or without Good Reason. Except as otherwise expressly required by law (e.g., COBRA) or as specifically provided herein or in any plan or grant, all of the Executive’s rights to the Base Salary, the Annual Bonus, the employee benefits and other compensatory amounts hereunder (if any) shall cease upon the termination of the Executive’s employment hereunder (the “Termination Date”).
5.2.
Accrued Obligations. If the Employment Term is terminated for any reason or no reason, then upon such termination, the Executive (or the Executive’s legal representative or estate, if applicable) will only be entitled to receive (i) all accrued but unpaid Base Salary through the Termination Date, (ii) any unpaid or unreimbursed expenses incurred in accordance with Section 3.5 hereof, (iii) any benefits provided under the Company’s employee benefit plans upon a termination of employment, and (iv) all rights to indemnification, and to directors and officers liability insurance coverage (the “Accrued Obligations”). The Accrued Obligations will be paid to the Executive in a lump sum within sixty (60) days following the Termination Date or such earlier date as required by applicable law.
5.3.
Deemed Resignation. Upon any termination of the Executive’s employment for any reason, except as may otherwise be requested by the Company in writing and agreed upon in writing by the Executive, the Executive shall be deemed to have resigned from any and all directorships, committee memberships, and any other positions the Executive holds with the Company (including on the Board) or any other member of the Company Group.
5.4.
Termination Due to Death or Disability. The Executive’s employment shall terminate automatically upon the Executive’s death. The Company may terminate the Executive’s employment immediately upon the occurrence of a Disability by giving written notice to the Executive while the Disability exists, such termination to be effective upon the Executive’s receipt of such written notice of termination. Following the Executive’s death or a termination of the Executive’s employment by reason of Disability, except with respect to Accrued Obligations, the Executive shall have no further rights to any compensation or any other benefits under this Agreement.
5.5.
Termination by the Company for Cause.
(a)
The Company may terminate the Executive’s employment at any time for Cause, effective upon delivery to the Executive of written notice of such termination; provided, however, that the Executive’s termination will be subject to any applicable cure period set forth in the definition of Cause, and if applicable, will only be effective if the Executive fails to cure the event or circumstances constituting such “Cause” during the cure period; and
(b)
Following the termination of the Executive’s employment for Cause, except with respect to Accrued Obligations, the Executive shall have no further rights to any compensation or any other benefits under this Agreement.
5.6.
Termination by the Company without Cause. The Company may terminate the Executive’s employment at any time without Cause (including at the expiration of the Employment Term by delivering a notice of non-renewal to the Executive), effective upon delivery to the Executive of written notice of such termination. In the event that the Executive’s employment is terminated by the Company without Cause (other than due to death or Disability), including at the expiration of the Employment Term through delivery of a notice of non-renewal to the Executive, the Executive shall be entitled to:
(a)
The Accrued Obligations;
(b)
The Annual Bonus that relates to either (i) the portion of a the fiscal year up to the Termination Date (determined on a prorated basis on the number of days the Executive was employed during such fiscal year), which shall be paid in accordance with the terms of the Company’s annual bonus program (based on actual performance and in any event no later than March 15th following the conclusion of such fiscal year), or (ii) a completed fiscal year, and to the extent earned or payable (but not yet paid) on or before the Termination Date, which shall be paid in accordance with the terms of the Company’s annual bonus program (but in any event no later than March 15th following the conclusion of the applicable fiscal year to which the Annual Bonus relates),
(c)
Continued payment of the Executive’s Base Salary at the time of the Termination Date through the Company’s usual payroll dates for the eighteen

(18)-month period commencing on the Termination Date (the “Severance Period”), except that the first such payment shall not be made until the next administratively practicable payroll date after the Executive has satisfied the requirement to provide a Release of Claims (as described in Section 5.8 of this Agreement) and such Release of Claims has become effective and irrevocable (the “Payment Date”), and such first payment shall be inclusive of all such payments that would have been made prior to the Payment Date but for the requirement to provide an effective and irrevocable Release of Claims; provided, however, that the Payment Date shall occur no later than 60 days following the Termination Date.
(d)
If the Executive timely and properly elects continuation coverage under the Consolidated Omnibus Reconciliation Act of 1985 (“COBRA”), the Company shall reimburse the Executive for the monthly COBRA premiums paid by the Executive for himself and his dependents for a period of eighteen (18) months (the “Benefits Reimbursement Period”). Any such reimbursement for the period prior to the Payment Date shall be paid to the Executive in a lump sum on the Payment Date and any reimbursement for any month (or portion thereof) on and after the Payment Date shall be paid to the Executive on the tenth day of the month immediately following the month in which the Executive timely remits the premium payment. Notwithstanding the foregoing, if any Company-made payment under this Section 5.6(d) would violate the nondiscrimination rules applicable to non-grandfathered group health plans, or result in the imposition of penalties under the Patient Protection and Affordable Care Act of 2010 and the related regulations and guidance promulgated thereunder (the “PPACA”), the parties agree to reform this Section 5.6(d) in a manner necessary to comply with the PPACA.

Notwithstanding the foregoing, the payments and benefits described in Sections 5.6(b), 5.6(c), and 5.5(d) shall immediately terminate, and the Company shall have no further obligations to the Executive with respect thereto, in the event that the Executive breaches Section 9 of this Agreement. Following such termination of the Executive’s employment by the Company without Cause, except as set forth in this Section 5.6, the Executive shall have no further rights to any compensation or any other benefits under this Agreement. For the avoidance of doubt, the Executive’s sole and exclusive remedy upon a termination of employment by the Company without Cause shall be receipt of the Severance Benefits (as defined in Section 5.9 below).

5.7.
Termination by the Executive for Good Reason. The Executive may terminate the Executive’s employment with Good Reason in accordance with the time periods and cure periods set forth in the definition of Good Reason set forth in Appendix A to this Agreement. The Executive shall be entitled to the same payments and benefits as provided in Section 5.6 hereof as provided for a termination by the Company without Cause, subject to the same conditions on payment and benefits as described in Section 5.6 hereof. Following such termination of the Executive’s employment by the Executive with Good Reason, except as set forth in this Section 5.7, the Executive shall have no further rights to any compensation or any other benefits under this Agreement. For the avoidance of doubt, the Executive’s sole and exclusive remedy upon a termination of employment by the Executive with Good Reason shall be receipt of the Severance Benefits (as defined in Section 5.9 below).

5.8.
Termination by the Executive without Good Reason. The Executive may terminate the Executive’s employment without Good Reason by providing the Company ninety (90) days’ prior written notice of such termination. In the event of a termination of employment by the Executive under this Section 5.8, the Executive shall be entitled only to the Accrued Obligations. In the event of termination of the Executive’s employment under this Section 5.8, the Company may, in its sole and absolute discretion, by written notice, accelerate such date of termination without changing the characterization of such termination as a termination by the Executive without Good Reason; however, the Executive will receive payment of the Accrued Obligations through the date of termination set forth in the Executive’s notice provided in accordance with this Secion 5.8. Following such termination, except as set forth in this Section 5.8, the Executive shall have no further rights to any compensation or any other benefits under this Agreement.
5.9.
Release. Notwithstanding any provision herein to the contrary, the payment of any amount or provision of any benefit pursuant to Section 5.5 or Section 5.6 (other than the Accrued Obligations) (collectively, the “Severance Benefits”) shall be conditioned upon the Executive's execution, delivery to the Company, and non-revocation of the Release of Claims (and the expiration of any revocation period contained in such Release of Claims) within sixty (60) days following the date of the Executive’s termination of employment hereunder. If the Executive fails to execute the Release of Claims in such a timely manner so as to permit any revocation period to expire prior to the end of such sixty (60) day period, or timely revokes the Executive’s acceptance of such release following its execution within the revocation period set forth in the Release of Claims, the Executive shall not be entitled to any of the Severance Benefits. Further, to the extent that any of the Severance Benefits constitutes “nonqualified deferred compensation” for purposes of Section 409A of the Code and the period to consider and not revoke the Release of Claims overlaps two tax years, then the Severance Benefits shall be paid in the later of the two tax years to the extent required to comply with Section 409A of the Code.
6.
Section 280G. Notwithstanding anything to the contrary in this Agreement, this Section 6 shall apply in the event of (i) a “change in the ownership or effective control” of the Company or (ii) a “change in the ownership of a substantial portion of the assets” of the Company, each within the meaning of Section 280G of the Code (collectively, an “Excise Tax Event”). If an Excise Tax Event is consummated, and as a result any payments and benefits provided for in this Agreement, together with any other payments and benefits which the Executive has the right to receive from the Company or any of its affiliates, would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), then the payments and benefits provided for in this Agreement shall be either (a) reduced (but not below zero) so that the present value of such total amounts and benefits received by the Executive from the Company and its affiliates will be one dollar ($1.00) less than three times the Executive’s “base amount” (as defined in Section 280G(b)(3) of the Code) and so that no portion of such amounts and benefits received by the Executive shall be subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest or penalties, are hereinafter collectively referred to as the “Excise Tax”), or (b) paid in full, whichever produces the better net after-tax position to the Executive (taking into account any applicable Excise Tax and any other applicable taxes). The reduction of payments and benefits hereunder, if applicable, shall be made in the following order: (1) by reducing the amounts of any payments or benefits that would not constitute deferred compensation under Section 409A, to the extent necessary to decrease the payments subject to the Excise Tax, as agreed by the Company and the Executive; (2) by reducing payments or benefits to be paid in cash hereunder and that constitute deferred compensation under Section 409A in the order in which such payment or benefit would be paid or provided (beginning with such payment or benefit that would be made last in time and continuing, to the extent necessary, through to such payment or benefit that would be made first in time); and (3) by reducing any non-cash or in-kind benefit to be provided hereunder and that constitute deferred compensation under Section 409A in a similar order to that described in clause (2). The determination as to whether any such reduction in the amount of the payments and benefits provided hereunder is necessary shall be made by the Company in good faith. If a reduced payment or benefit is made or provided, and through error or otherwise, that payment or benefit, when aggregated with other payments and benefits from the Company (or its affiliates) used in determining if a “parachute payment” exists, exceeds one dollar ($1.00) less than three times the Executive’s base amount, then the Executive shall immediately repay such excess to the Company upon notification that an overpayment has been made. Nothing in this Section 6 shall require the Company to be responsible for, or have any liability or obligation with respect to, the Executive’s Excise Tax liabilities.
7.
Cooperation. The parties agree that certain matters in which the Executive will be involved during the Employment Term may necessitate the Executive’s cooperation in the future. Accordingly, following the termination of the Executive’s employment for any reason, to the extent reasonably requested by the Board, the Executive shall cooperate with the Company in connection with matters arising out of the Executive’s service to the Company; provided that, the Company shall make reasonable efforts to minimize disruption of the Executive’s other activities. The Company shall reimburse the Executive for reasonable expenses incurred in connection with such cooperation and, to the extent that the Executive is required to spend substantial time on such matters, the Company shall compensate the Executive at an hourly rate based on the Executive’s Base Salary on the Termination Date, unless such time is as a witness in a legal proceeding, in which case the Company will only pay reasonable costs and expenses as permitted by law.
8.
Confidential Information.
8.1.
The Executive recognizes that the nature of the Executive’s services are such that the Executive will have access to information that constitutes trade secrets, is of a confidential nature, is of great value to the Company Group or is the foundation on which the business of the Company is predicated (the “Confidential Information”). Except as otherwise provided in Section 8.2, the Executive agrees, during his employment and thereafter, not to disclose to any person other than the Company Group’s employees or the Company Group’s legal counsel or other parties authorized by the Company Group to receive confidential information, or use for any purpose, other than the performance of this Agreement, any Confidential Information. The Confidential Information includes data or material (regardless of form) which is: (a) a trade secret; (b) provided, disclosed or delivered to the Executive by the Company, any officer, director, employee, agent, attorney, accountant, consultant or other person or entity employed by the Company in any capacity, any customer, borrower or business associate of the Company Group or any public authority having jurisdiction over the Company Group of any business activity conducted by the Company Group; or (c) produced, developed, obtained or prepared by or on behalf of the Executive or the Company Group (whether or not such information was developed in the performance of this Agreement) with respect to the Company Group or any assets, business activities, officers, directors, employees, borrowers or customers of the foregoing. However, the Confidential Information will not include any information, data or material which at the time of disclosure or use was generally available to the public other than by a breach of this Agreement, was available to the party to whom disclosed on a non-confidential basis by disclosure or access provided by the Company Group or a third party, or was otherwise developed or obtained independently by the person to whom disclosed without a breach of this Agreement. The provisions of this Section 8 will survive the termination, expiration or cancellation of the Executive’s employment. The Executive further agrees that if the Executive executes additional Company policies or agreements to protect the Confidential Information, this Agreement shall be read in conjunction with any such policies or agreements to provide the broadest and greatest protection to the Confidential Information.
8.2.
Notwithstanding the foregoing, nothing in this Agreement prohibits the Executive from confidentially or otherwise communicating or filing a charge or complaint with, participating in an investigation by, or giving truthful testimony or other disclosures to a governmental agency or regulatory (including self-regulatory) entity including, without limitation, the Department of Justice, the Securities and Exchange Commission, Congress, and any agency Inspector General. The Executive acknowledges and agrees that, in connection with any such activity, the Executive must and shall inform such agency or entity of the confidential nature of any Confidential Information that the Executive provides, and that the Executive is not permitted to disclose any information that is protected by the attorney-client privilege or any other privilege belonging to the Company or any other member of the Company Group, as the Company and its affiliates do not waive and intend to preserve such privileges. Additionally, the Executive may testify in an administrative, legislative or judicial proceeding regarding alleged criminal conduct or sexual harassment when required or requested to attend pursuant to court order, subpoena, or written request from an administrative agency or legislature, and may also disclose information regarding alleged unlawful acts in the workplace. Furthermore, the U.S. Defend Trade Secrets Act of 2016 provides that: (a) an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (b) an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal, and (B) does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement prohibits or creates liability for any such protected conduct.
9.
Protective Covenants.
9.1.
Acknowledgment. The Executive understands that the nature of the Executive’s position gives him access to and knowledge of Confidential Information and places him in a position of trust and confidence with the Company Group. The Executive further acknowledges and agrees that the services he will provide to the Company Group are unique, special, and extraordinary; that the Executive will obtain knowledge and skill relevant to the

Company’s industry, methods of doing business, and marketing strategies by virtue of the Executive’s employment; and that the protective covenants and other terms and conditions of this Agreement are reasonable and reasonably necessary to protect the legitimate business interests of the Company Group, including without limitation, the Confidential Information and the Company’s goodwill. The Executive further understands and acknowledges that the Company Group’s ability to reserve these for the exclusive knowledge and use of the Company Group is of great competitive importance and commercial value to the Company Group, and that improper use or disclosure by the Executive is likely to result in unfair or unlawful competitive activity.
9.2.
Non-Competition. The Executive covenants and agrees that, during his employment with the Company, the Executive will not directly or indirectly, engage in any business (as an owner, joint venturer, partner, stockholder, director, officer, consultant, agent or otherwise, other than as the owner of less than 1% of the outstanding class of a publicly traded security) which competes with the business in which the Company is presently engaged or may be engaged at any time during the Employment Term.
9.3.
Non-Solicitation of Employees. The Executive covenants and agrees that during his employment with the Company and for a period of one (1) year after the Termination Date, irrespective of the reason for the termination (the “Restricted Period”), the Executive shall not, individually or jointly with others, directly or indirectly, recruit, encourage, or attempt to recruit, or by assisting others, any employees, contractors, or other service provider of the Company Group with whom the Executive worked, had business contact, or about whom the Executive gained non-public or Confidential Information (hereinafter, the “Company Group’s employees or former employees”), nor shall the Executive contact or communicate with same, other than on behalf of the Company Group, for the purpose of inducing, assisting, encouraging and/or facilitating the Company Group’s employees to terminate their employment with the Company Group or find employment or work with another person or entity.

Additionally, during the Employment Term, the Executive shall not provide or pass along to the Company Group’s employees any information regarding potential jobs or entities or persons to work for, including but not limited to, job openings, job postings, or the names or contact information of individuals or companies hiring people or accepting job applications.

9.4.
Reasonableness; Modification. The Company and the Executive have attempted to specify a reasonable period of time and reasonable restrictions to which the provisions of this Section 9 shall apply. The Company and the Executive agree, however, that if a court or agency of competent jurisdiction determines that any of the terms of this Section 9 are not enforceable because they are overbroad or for any other reason, the provisions of this Section 9 shall be reformed and modified to reflect restrictions that are determined to be reasonable by such court or agency of competent jurisdiction.
9.5.
Other Obligations. Nothing in this Section 9 or elsewhere in this Agreement shall limit, restrict or supersede any fiduciary, statutory, tort or other non-contractual obligations of the Executive to the Company or any other member of the Company Group (including without limitation under any applicable trade secrets laws), or any obligations of the Executive under the Company’s Code of Business Conduct and Ethics or other applicable rule or policy of the Company or any other member of the Company Group.
10.
Non-Disparagement. The Executive agrees and covenants that he will not at any time make, publish or communicate to any person or entity, or in any public forum, any defamatory or disparaging remarks, comments or statements concerning the Company Group or its businesses, or any of its employees, officers, and existing and prospective customers, suppliers, investors and other associated third parties, in each case, except as otherwise permitted under Section 8.2 above. The Company Group agrees and covenants that it will not at any time make, publish or communicate to any person or entity, or in any public forum, any defamatory or disparaging remarks, comments or statements concerning the Executive.
11.
Remedies. In the event of a breach or threatened breach by the Executive of any of Sections 7, 8, 9 and 10 of this Agreement, the Executive hereby consents and agrees that the Company shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, (a) without the necessity of showing (i) any actual damages or (ii) that money damages would not afford an adequate remedy, and (b) without the necessity of posting any bond or other security. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages or other available forms of relief.
12.
Arbitration. In consideration of the Company employing the Executive, and the salary and benefits provided under this Agreement, the Executive and the Company agree that all claims arising out of or relating to his employment, including its termination, shall be resolved by binding arbitration. This Agreement expressly does not prohibit either party from seeking an application for a provisional remedy pursuant to Cal. Code Civ. Proc. Section 1281.8. The dispute will be arbitrated in accordance with the rules of the American Arbitration Association (“AAA”) under its existing Employment Arbitration Rules. These rules may be found at https://www.adr.org/sites/default/files/Employment-Rules-Web.pdf. The Company shall pay for the arbitration administrative costs and arbitrator’s fees pursuant to applicable law and the AAA rules. Each party in the arbitration shall bear his/its own attorneys’ fees and legal costs. The parties agree to file any demand for arbitration within the time limit established by the applicable statute of limitations for the asserted claims. Failure to demand arbitration within the prescribed time period shall result in waiver of said claims. The parties agree that the arbitration will be venued at or near Los Angeles, California. Any arbitration conducted under this Agreement will be conducted only on an individual basis and no dispute between or among the parties subject to this Section 12 may be consolidated or joined with a dispute between any other current or former employee(s) of the Company, nor may the Executive seek to bring a dispute on behalf of other current or former employees, independent contractors, or consultants of the Company or any member of the Company Group as a class or collective action.

This pre-dispute resolution agreement will cover all matters directly or indirectly arising out of or related to the Executive’s employment, recruitment, relocation and/or termination of employment, including, but not limited to, claims involving laws against any form of discrimination or wrongful termination, and whether brought under federal or state law, and/or claims involving other employees. Excluded from this arbitration provision are workers’ compensation claims, unemployment insurance claims or any other claim which is not subject to arbitration by law. The Executive has the right, but not the obligation to pursue any claims of sexual harassment (if any) either in arbitration pursuant to this Agreement or in court, at the Executive’s option. In the event the Executive asserts multiple claims and elects to bring any claims of sexual harassment and/or sexual assault in court, all other claims aside from such excluded claims, will remain subject to mandatory arbitration under this Agreement. THE PARTIES UNDERSTAND AND AGREE THAT THEY ARE WAIVING THEIR RIGHTS TO BRING SUCH CLAIMS TO COURT, INCLUDING THE RIGHT TO A JURY TRIAL.

13.
Proprietary Rights.
13.1.
Work Product. The Executive acknowledges and agrees that all writings, works of authorship, technology, inventions, discoveries, ideas and other work product of any nature whatsoever, that are created, prepared, produced, authored, edited, amended, conceived or reduced to practice by the Executive individually or jointly with others during the period of his employment by the Company and relating in any way to the business or contemplated business activities or operations, research or product development of the Company (regardless of when or where the Work Product is prepared or whose equipment or other resources is used in preparing the same) and all printed, physical and electronic copies, all improvements, rights and claims related to the foregoing, and other tangible embodiments thereof (collectively, the “Work Product”), as well as any and all rights in and to copyrights, trade secrets, trademarks (and related goodwill), patents and other intellectual property rights therein arising in any jurisdiction throughout the world, and all related rights of priority under international conventions with respect thereto, including all pending and future applications and registrations therefor, and continuations, divisions, continuations-in-part, reissues, extensions and renewals thereof (collectively, the “Intellectual Property Rights”), shall be the sole and exclusive property of the Company.
13.2.
Work Made for Hire; Assignment. Subject to Section 13.3, below, the Executive acknowledges that, by reason of being employed by the Company at the relevant times, to the extent permitted by law, all of the Work Product consisting of copyrightable subject matter is “work made for hire” as defined in 17 U.S.C. § 101 and such copyrights are therefore owned by the Company. To the extent that the foregoing does not apply, the Executive hereby irrevocably assigns to the Company, for no additional consideration, the Executive’s entire right, title and interest in and to all Work Product and Intellectual Property Rights therein, including the right to sue, counterclaim and recover for all past, present and future infringement, misappropriation or dilution thereof, and all rights corresponding thereto throughout the world. Nothing contained in this Agreement shall be construed to reduce or limit the Company’s rights, title or interest in any Work Product or Intellectual Property Rights so as to be less in any respect than that the Company would have had in the absence of this Agreement.
13.3.
California Labor Code Section 2870. The Executive acknowledges and agrees that the Executive’s agreement to assign and assignment of rights to the Company as set forth in Section 13.2 above shall not apply to any invention that qualifies fully under the provisions of California Labor Code Section 2870, where the Executive developed such invention entirely on Executive’s own time without using the Company’s equipment, supplies, facilities or Confidential Information and such invention does not either relate at the time of conception or reduction to practice of the invention to the Company’s business, or actual or demonstrably anticipated research or development of the Company; or result from any work performed by the Executive for the Company. The Executive will promptly identify in writing to the Company all inventions made by the Executive that he believes meet the criteria of California Labor Code Section 2870 to permit a determination as to whether or not the invention constitutes Work Product subject to the assignment provisions set forth in Section 13.2 hereof. If any invention is determined, pursuant to California Labor Code Section 2870, not to be the property of the Company, the Executive agrees, prior to commercially exploiting such invention or disclosing such invention to any third party, to submit to the Company an offer of commercially reasonable license terms with respect to such invention, and the Company will notify the Executive within ten (10) business days after Company’s receipt of such offer if the Company accepts such offer or desires to commence negotiations of the terms set forth in the Executive’s offer. If no definitive agreement is reached within sixty (60) days after the Company’s acceptance of the Executive’s offer or commencement of negotiations, the Executive may commence negotiations with any third party with respect to the licensing and exploitation of such invention.
13.4.
Further Assurances; Power of Attorney. During and after his employment, the Executive agrees to reasonably cooperate with the Company to (a) apply for, obtain, perfect and transfer to the Company the Work Product as well as an Intellectual Property Right in the Work Product in any jurisdiction in the world; and (b) maintain, protect, and enforce the same, including, without limitation, executing and delivering to the Company any and all applications, oaths, declarations, affidavits, waivers, assignments and other documents and instruments as shall be requested by the Company. The Executive hereby irrevocably grants the Company power of attorney to execute and deliver any such documents on the Executive’s behalf in his name and to do all other lawfully permitted acts to transfer the Work Product to the Company and further the transfer, issuance, prosecution and maintenance of all Intellectual Property Rights therein, to the full extent permitted by law, if the Executive does not promptly cooperate with the Company’s request (without limiting the rights the Company shall have in such circumstances by operation of law). The power of attorney is coupled with an interest and shall not be affected by the Executive’s subsequent incapacity.
13.5.
No License. The Executive understands that this Agreement does not, and shall not be construed to, grant the Executive any license or right of any nature with respect to any Work Product or Intellectual Property Rights or any Confidential Information, materials, software or other tools made available to him by the Company.
14.
Return of Property. Immediately upon demand by the Company or upon the Termination Date, the Executive shall return to the Company any and all Company Group property and all Company Group documents and materials stored in any fashion, including but not limited to those that constitute or contain any Confidential Information or Work Product, that are in the possession or control of the Executive including those stored on any non-Company Group devices, networks, storage locations, and media in the Executive’s possession or control, whether they were provided to the Executive by the Company Group or any of its business associates or created by the Executive in connection with his employment by the Company.

15.
Publicity. The Executive hereby irrevocably consents to any and all uses and displays, by the Company Group and its agents, and representatives of the Executive’s name, voice, likeness, image, appearance, and biographical information in, on or in connection with any pictures, photographs, audio and video recordings, digital images, websites, television programs and advertising, other advertising and publicity, sales and marketing brochures, books, magazines, other publications, CDs, DVDs, tapes and all other printed and electronic forms and media throughout the world, at any time during or after the Employment Term, for all legitimate commercial and business purposes of the Company Group (the “Permitted Uses”) without further consent from or royalty, payment or other compensation to the Executive. The Executive hereby forever waives and releases the Company Group and its directors, officers, employees, and agents from any and all claims, actions, damages, losses, costs, expenses, and liability of any kind, arising under any legal or equitable theory whatsoever at any time during or after the the Employment Term, arising directly or indirectly from the Company Group’s and its agents’ and representatives’ exercise of their rights in connection with any Permitted Uses.
16.
Taxes. The Company may withhold from any payments made under this Agreement all applicable taxes, including but not limited to income, employment, and social insurance taxes, as shall be required by law. The Executive acknowledges and represents that the Company has not provided any tax advice to the Executive in connection with this Agreement and that the Executive has been advised by the Company to seek tax advice from the Executive’s own tax advisors regarding this Agreement and payments that may be made to the Executive pursuant to this Agreement, including specifically, the application of the provisions of Section 409A of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the “Code”), to such payments.
17.
Governing Law. This Agreement, for all purposes, shall be construed in accordance with the laws of the State of California without regard to conflicts of law principles; provided, however, that any provisions relating to equity compensation shall also be subject to any federal or state securities laws that may be applicable and the rules of any stock exchange on which the relevant equity is listed for trading.
18.
Entire Agreement. Unless specifically provided or stated herein, this Agreement contains all of the understandings and representations between the Executive and the Company pertaining to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter, including the Prior Agreement, subject to Section 9.5 above. Without limiting the generality of the foregoing, the parties specifically acknowledge that this Agreement supersedes any agreements the Executive had with the Company and any of its affiliates or predecessors relating to the subject matter hereof. The parties mutually agree that the Agreement can be specifically enforced in court and can be cited as evidence in legal proceedings alleging breach of the Agreement.
19.
Amendment and Waiver. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by the Executive and by an authorized executive officer of the Company, in each case, except as provided by Section 9.4 or Section 20. No waiver by either of the parties of any breach by the other party hereto of any condition or provision of this Agreement to be performed by the other party hereto shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either of the parties in exercising any right, power or privilege hereunder operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.
20.
Severability. Should any provision of this Agreement be held by a court or arbitrator of competent jurisdiction to be enforceable only if modified, or if any portion of this Agreement shall be held as unenforceable and thus stricken, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties with any such modification to become a part hereof and treated as though originally set forth in this Agreement. The parties further agree that any such court or arbitrator is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement or by making such other modifications as it deems warranted to carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by law. The parties expressly agree that this Agreement as so modified by the court or arbitrator shall be binding upon and enforceable against each of them. In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had not been set forth herein.
21.
Captions. Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any Section or paragraph.
22.
Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.
23.
Additional Section 409A Provisions.

Notwithstanding any provision in this Agreement to the contrary:

23.1.
Any payment otherwise required to be made hereunder to the Executive at any date as a result of the termination of the Executive’s employment shall be delayed for such period of time as may be necessary to meet the requirements of Section 409A(a)(2) (B)(i) of the Code (the “Delay Period”). On the first business day following the expiration of the Delay Period, the Executive shall be paid, in a single cash lump sum, an amount equal to the aggregate amount of all payments delayed pursuant to the preceding sentence, and any remaining payments not so delayed shall continue to be paid pursuant to the payment schedule set forth herein.
23.2.
Each payment in a series of payments hereunder shall be deemed to be a separate payment for purposes of Section 409A of the Code.

23.3.
Notwithstanding anything herein to the contrary, the payment (or commencement of a series of payments) hereunder of any nonqualified deferred compensation (within the meaning of Section 409A of the Code) upon a termination of employment shall be delayed until such time as the Executive has also undergone a “separation from service” as defined in Treas. Reg. 1.409A-1(h), at which time such nonqualified deferred compensation (calculated as of the date of the Executive’s termination of employment hereunder) shall be paid (or commence to be paid) to the Executive pursuant to a schedule permitted under Section 409A of the Code as if the Executive had undergone such termination of employment (under the same circumstances) on the date of the Executive’s ultimate “separation from service.”
23.4.
To the extent that any right to reimbursement of expenses or payment of any benefit in-kind under this Agreement constitutes nonqualified deferred compensation (within the meaning of Section 409A of the Code), (i) any such expense reimbursement shall be made by the Company no later than the last day of the taxable year following the taxable year in which such expense was incurred by the Executive, (ii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year; provided, that the foregoing clause shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect.
23.5.
While the payments and benefits provided hereunder are intended to be structured in a manner to avoid the implication of any penalty taxes under Section 409A of the Code, in no event whatsoever shall any member of the Company Group be liable for any additional tax, interest, or penalties that may be imposed on the Executive as a result of Section 409A of the Code for failing to comply with Section 409A of the Code (other than for withholding obligations or other obligations applicable to employers, if any, under Section 409A of the Code) provided that the Company Group act in reasonable good faith in connection with complying with Section 409A of the Code.
24.
Successors and Assigns; No Third-Party Beneficiaries.
24.1.
This Agreement shall inure to the benefit of the Company and its respective permitted successors and assigns. Neither this Agreement nor any of the rights, obligations, or interests arising hereunder may be assigned by the Company to any person other than to an acquiror of all or substantially all of the assets of the Company who assumes the agreement in writing.
24.2.
The Executive’s rights and obligations under this Agreement shall not be transferable by the Executive by assignment or otherwise, without the prior written consent of the Company; provided, however, that if the Executive shall die, all amounts then payable to the Executive hereunder shall be paid in accordance with the terms of this Agreement to the Executive’s devisee, legatee, or other designee, or if there be no such designee, to the Executive’s estate.

24.3.
Except as otherwise set forth in Section 24.1 and Section 24.2 hereof, nothing expressed or referred to in this Agreement will be construed to give any person other than the Company, the other members of the Company Group, and the Executive any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.
25.
Notification to Subsequent Employer. When the Executive’s employment with the Company terminates, the Executive agrees to notify any subsequent employer of the protective covenant sections contained in Section 9 of this Agreement. The Executive will also deliver a copy of such notice to the Company before the Executive commences employment with any subsequent employer. In addition, the Executive authorizes the Company to provide a copy of the protective covenant sections of this Agreement to third parties, including but not limited to, the Executive’s subsequent, anticipated or possible future employer.
26.
Indemnification. The Executive shall be entitled to indemnification to the maximum extent permitted by law with regard to actions or inactions taken in good faith performance of the Executive’s duties to the Company, and to the maximum extent provided by the applicable directors’ and officers’ liability insurance coverage in accordance with the Company’s policies that cover officers and directors generally.
27.
Notice.
27.1.
Place of Delivery. Every notice or other communication relating to this Agreement shall be in writing, and shall be mailed to or delivered to the party for whom or which it is intended at such address as may from time to time be designated by it in a notice mailed or delivered to the other party as herein provided; provided, that unless and until some other address be so designated, all notices and communications by the Executive to the Company shall be mailed or delivered to the Company at its principal executive office, and all notices and communications by the Company to the Executive may be given to the Executive personally or may be mailed to the Executive at his last known address, as reflected in the Company’s records.
27.2.
Date of Delivery. Any notice so addressed shall be deemed to be given (i) if delivered by hand, on the date of such delivery, (ii) if mailed by courier or by overnight mail, on the first business day following the date of such mailing, and (iii) if mailed by registered or certified mail, on the third business day after the date of such mailing.
28.
Representations of Executive. The Executive represents and warrants to the Company that:
28.1.
The Executive is entering into this Agreement voluntarily and that the Executive’s employment hereunder and compliance with the terms and conditions hereof will not conflict with or result in the breach by the Executive of any agreement to which the Executive is a party or by which the Executive may be bound;
28.2.
The Executive has not violated, and in connection with Executive’s employment with the Company will not violate, any non-solicitation,

non-competition, or other similar covenant or agreement with any person by which the Executive is or may be bound; and
28.3.
In connection with the Executive’s employment with the Company, the Executive will not use any confidential or proprietary information the Executive may have obtained in connection with employment or service with any prior service recipient.
29.
Survival. Upon the expiration or other termination of this Agreement, the respective rights and obligations of the parties hereto shall survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement.
30.
Clawbacks. The payments to the Executive pursuant to this Agreement are subject to forfeiture or recovery by the Company or other action pursuant to any clawback or recoupment policy which the Company may adopt from time to time, including without limitation the Company’s Incentive-Based Compensation Recovery Policy and any such policy or provision that the Company has included in any of its existing compensation programs or plans, or as otherwise required by law.
31.
Acknowledgment of Full Understanding. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT HE HAS FULLY READ, UNDERSTANDS AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT HE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF HIS CHOICE BEFORE SIGNING THIS AGREEMENT.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

AVITA Medical, INC.

By: /s/ Michael Tarnoff
Name: Dr. Michael Tarnoff
Title: Chair, Human Capital and Compensation Committee of the Board of Directors

EXECUTIVE

By: /s/ Cary Vance
Name: Cary G. Vance

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Appendix A

Definitions

“Board” shall mean the Board of Directors of the Company.

“Cause” shall mean the occurrence of any of the following events: (i) the Executive’s unauthorized misuse of the Company's trade secrets or proprietary information, (ii) the Executive’s conviction or plea of nolo contendere to a felony or a crime involving moral turpitude, (iii) the Executive’s committing an act of fraud against the Company, or (iv) the Executive’s gross negligence or willful misconduct in the performance of his duties that has had or is likely to have a material adverse effect on the Company. Except for a failure, breach or refusal which, by its nature, cannot reasonably be expected to be cured, the Executive shall have ten (10) business days from the delivery date of the Company’s written notice of termination within which to cure any acts constituting Cause.

“Disability” shall mean unless the applicable grant agreement provides otherwise, that the Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment, as established by a third-party objective medical professional, and such inability has continued for a period of ninety (90) consecutive days. The determination of whether an individual has a Disability shall be determined under procedures established by the Board of Directors.

“Good Reason” shall mean the occurrence of any of the following, in each case during the Employment Term without the Executive's written consent: (i) a material reduction in the Executive’s Base Salary unless a proportionate reduction is made to the Base Salary of all members of the Company's senior management, (ii) a permanent relocation of the Executive’s principal place of employment by more than 50 miles from the location in effect immediately prior to such relocation, (iii) any material breach by the Company of any material provision of this Agreement, or (iv) a material diminution in the nature or scope of the Executive’s authority or responsibilities from those applicable to the Executive as of the Effective Date; provided that in no event shall Executive’s resignation be for “Good Reason” unless (x) an event or circumstance set forth in clauses (i), (ii), (iii), or (iv) shall have occurred and the Executive provides the Company with written notice thereof within a reasonable period of time, not to exceed ninety (90) days, after the initial occurrence or existence of such event or circumstance, which notice specifically identifies the event or circumstance that the Executive believes constitutes Good Reason, (y) the Company fails to correct the circumstance or event so identified within thirty (30) days after the receipt of such notice, and (z) the Executive resigns within one hundred and twenty (120) days after the date of delivery of the notice referred to in clause (x) above. The Executive acknowledges and agrees that the Executive’s exclusive remedy in the event of any breach of this Agreement shall be to assert Good Reason pursuant to the terms and conditions of Section 5.6.

“Release of Claims” shall mean the Release of Claims in the form provided to the Executive by the Company on or following the Termination Date.

20